Exhibit 10.16

MONOLITHIC POWER SYSTEMS, INC HAS REQUESTED THAT PORTIONS OF THIS DOCUMENT BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. ACCORDINGLY, CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. OMITTED INFORMATION HAS BEEN REPLACED BY [**].

SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”) is made and entered into as of this 21st day of January, 2005 (the “Effective Date”), by and among Linear Technology Corp. (“Linear”), Monolithic Power Systems, Inc. (“Monolithic”), and Timothy D. Cox (“Cox”).

RECITALS

WHEREAS, Linear is a corporation organized and existing under the laws of Delaware, with its principal place of business located at 1630 McCarthy Boulevard, Milpitas, California 95035.

WHEREAS, Monolithic is a corporation organized and existing under the laws of California, with its principal place of business at 983 University Avenue, Building A, Los Gatos, California 95032.

WHEREAS, Cox is an individual residing at [**]

WHEREAS, on May 3, 2004, Linear filed an action in the Superior Court of the State of California for the County of Santa Clara entitled, Linear Technology Corp. v. Monolithic Power Systems, Timothy D. Cox, and Does 1-25 bearing Case No. 104CV019058 (the “Action”), alleging that Monolithic and Cox have misappropriated Linear’s trade secrets, engaged in unfair business practices, and unfair competition, and that Cox has breached his Proprietary Information Agreement with Linear and violated his duty of good faith and fair dealing.

WHEREAS, on June 2, 2004, Monolithic and Cox filed their Answer to Linear’s complaint, denying each and every allegation contained therein and asserting affirmative defenses including, but not limited to failure to state a cause of action, unclean hands, waiver and estoppel, failure to mitigate, justification, good faith, excuse and unenforceability of contract.

WHEREAS, the parties desire to finally settle all claims in the Action and, therefore, enter into this Agreement upon the terms and conditions hereinafter set forth.

AGREEMENT

Based on the foregoing, for good and valuable consideration, the parties agree as follows:

[**]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.
Confidential treatment has been requested with respect to the omitted portions.

1.    Non-Solicitation of Linear’s Employees.

For a period of [**] following the Effective Date of the Agreement, Monolithic will not solicit Linear’s employees, either directly or via third parties. This Agreement, however, does not preclude Monolithic from interviewing or hiring any Linear employee who initiates contact with Monolithic regarding employment. If, within [**] following the Effective Date, Monolithic hires any Linear employee, at Linear’s request, Monolithic will provide evidence demonstrating that the former Linear employee was hired without violation of this paragraph.

2.    Non-Disclosure of Information Regarding Linear Employees.

Cox, Fredrick E. “Eddie” Beville, Wei Chen (“Chen”), John Cantelmo, Karl Edwards, and Steven Hobrecht (collectively, “Cox et al.”) will not provide Monolithic with the following information regarding any Linear employee: (1) the employee’s compensation at Linear, (2) with respect to any Linear customer whose relationship with Linear is maintained in confidence (“Confidential Linear Customer”), the existence of a relationship between the Linear employee and the Confidential Linear Customer, or (3) the identity of any personal contacts that the employee has at Linear customers if the fact that such contact is a conduit to Linear business with the customer is confidential to Linear. This Agreement does not restrict Cox et al. from providing Monolithic with other information about any Linear employee, including their capabilities, provided that such information does not violate such employee’s privacy rights and is not Linear Proprietary Information as defined in paragraph 3 of this Agreement.

3.    Confirmation that MPS Does Not Possess Linear Proprietary Information.

Monolithic hereby confirms that it does not possess any Linear Proprietary Information. Linear Proprietary Information, for purposes of this Agreement, means information that Linear maintains in confidence regarding:

(a)	Linear’s design, development, manufacture, testing, and performance of current and future products,

(b)	Linear’s product roadmaps,

(c)	Linear’s comparative analyses of competitive products,

(d)	Costs, prices, and profits related to Linear’s products,

(e)	Linear’s sales arrangements with particular customers, including, but not limited to, information regarding products, prices, and volume sold,

(f)	Linear’s sales and support strategies,

[**]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.
Confidential treatment has been requested with respect to the omitted portions.

(g)	Linear customers’ product needs and development plans which were disclosed to Linear on a confidential basis and not otherwise disclosed to Monolithic,

(h)	Linear’s customer data, including lists of customer contact information, and/or

(i)	Linear’s in-house employee directory, and any other Linear employee list.

4.    Statement Regarding Non-Use of Linear Proprietary Information.

Cox et. al. will provide a certification under oath, in the form attached hereto as Exhibit A, that no use has been made or will be made of Linear Proprietary Information on behalf of Monolithic.

5.    Certification Regarding Non-Use of Emailed Documents

Chen will provide a certification under oath, in the form attached hereto as Exhibit B, that he made no use for the benefit of Monolithic of any Linear documents and/or technical information emailed from his Linear account before or after his departure from Linear.

6.    Stipulation and Release.

(a)    Stipulation of Dismissal.

Within ten (10) business days of the Effective Date, Linear agrees to dismiss the Action with prejudice, each side to bear its own attorneys’ fees and costs. Specifically, Linear will file a Request for Dismissal of Complaint with Prejudice in the form attached hereto as Exhibit C.

(b)    Mutual Release.

Excepting only the warranties, covenants and obligations set forth in this Agreement, the parties, each on its own behalf and on behalf of its respective assigns, agents, past, present, and future employees, directors, officers, representatives, servants, predecessors, successors, parent companies, corporate affiliates, subsidiaries, and partners, hereby release, discharge and acquit each other, and the others’ respective representatives including, without limitation, the others’ assigns, agents, past, present, and future employees, directors, officers, representatives, servants, attorneys, predecessors, successors, parent companies, corporate affiliates, subsidiaries, and partners, from any and all past, present or future claims or causes of action of any kind, including claims for attorneys’ fees or costs, whether known or unknown, suspected or claimed, disclosed or undisclosed, matured or not matured, which the releasing party ever had, now has, or which may hereafter accrue or otherwise be acquired, that arise in any way from Monolithic’s hiring of Cox et al. or from any of the claims that were asserted in the Action. Notwithstanding the foregoing, the parties do not intend to release each other from any claims related to any patents held by a party. This release is specific to the claims described in this paragraph, and is not a general release of all claims between the parties.

(c)    Release of Unknown Claims.

It is understood and agreed that the above release, which is limited to the claims described therein, is a full and final release of all claims described in paragraph 6(b), including, without limitation, all unknown and unanticipated injuries, debts, or damages to the releasing party, as well as those now known or disclosed. Each party understands and agrees that this is a full and final release as to the claims described in paragraph 6(b). To the extent it is applicable, each party expressly waives the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Each party realizes and acknowledges that it may have sustained losses arising from the claims released in paragraph 6(b) that are presently unknown and unsuspected, and that such losses may give rise to additional losses and expenses in the future which are not now anticipated. Nevertheless, each party acknowledges that this release has been negotiated and agreed upon in light of this realization and, being fully aware of the situation, does nevertheless intend to release, acquit, and forever discharge its claims as described in paragraph 6(b). Each party fully understands that if the facts with respect to this Agreement are found hereafter to be other than or different from the facts now believed by it to be true, it expressly accepts and assumes the risk of such possible difference in fact and agrees that this Agreement shall be and remain effective, notwithstanding any such difference.

7.    Denial of Liability

The Parties agree that the Settlement is a compromise to avoid further trouble, litigation and expense, and it is further agreed that Monolithic and Cox do not admit liability to Linear or anyone else, with respect to the Action or as a result of the events that formed the basis of the Action, and that they expressly deny any and all such liability.

8.    Confidentiality and Public Statement.

The parties and their attorneys agree that the terms of the Agreement shall be confidential and maintained in the strictest confidence. No party shall disclose to anyone not a party to the Agreement, whether orally or in writing, the terms of the Agreement. The parties agree that the only thing they will say publicly about this case is that the matter has been resolved to the mutual satisfaction of the parties, that Monolithic and Cox do not admit (but in fact expressly deny) liability to Linear, and that the settlement does not resolve the patent litigation pending between the parties before the U.S. International Trade Commission. The confidentiality restriction of this paragraph shall not apply to (i) disclosure by the parties to their employees, attorneys, officers and directors who have a need to know; (ii) disclosure by the parties to their accountants, bookkeepers, and agents who have a need to know; (iii) disclosure as may be required by law (which could include, by way of example and not intending to be limited to, tax reporting, regulatory requirements, securities laws); or (iv) disclosure as may be necessary to enforce the Agreement.

9.    Acknowledgement.

The parties acknowledge that they are sophisticated persons or entities that have performed their own investigations regarding the issues in this lawsuit and have had an opportunity to consult with legal counsel of their choice before entering into this Agreement. The parties further acknowledge that they are entering into this Agreement based solely upon the representations, covenants, warranties, and consideration reflected on the face of this Agreement, and that no oral or written statements, inducements, or information not reflected on the face of this Agreement has played any material role in their respective decisions to enter into this Agreement. This Agreement is executed voluntarily by each party with full knowledge of the Agreement’s significance and legal effect.

10.    Severability.

In the event that any provision of this Agreement, or the application of any provision to any person or in any circumstances, shall be determined to be invalid, unlawful, or unenforceable to any extent, the remainder of this Agreement and its application to other persons or in other circumstances shall not be affected by such a determination, and each remaining provision and application of this Agreement shall continue in full force and effect and may be enforced to the fullest extent permitted by law.

11.    Successors and Assigns.

All covenants and agreements herein shall bind and inure to the benefit of the respective successors, assigns, representatives, employees, transferees, directors, officers, attorneys, parent companies, subsidiaries, divisions, partners and joint venturers of the parties hereto.

12.    Escalation, Notice and Cure.

The parties will use reasonable efforts to resolve any dispute arising out of this Agreement or any Exhibit hereto. In the event that either party believes that the other may have breached the agreement, the parties must discuss (through a meeting of appropriate representatives from each party) the matter in good faith to resolve the matter amicably before taking any other action or initiating any proceeding for breach of the Agreement. Each party agrees to provide the other party with thirty (30) days written notice of any alleged failure to comply with the terms of this Agreement. The thirty (30) day notice period will serve as an opportunity to cure for the allegedly breaching party, and during that time the accusing party may not seek legal relief.

13.    Consequences of Violation of Agreement.

If any party violates any provision in this Agreement and the parties are unable to resolve their dispute pursuant to paragraph 12, the party or parties prevailing in any court proceeding on the question of violation of this Agreement will be entitled to recover from the party or parties who do not prevail on this question recoverable court costs and reasonable attorneys’ fees incurred by the prevailing party or parties, in addition to any other remedies awarded to the prevailing party or parties.

14.    Counterparts.

This Agreement may be executed in two or more partially or fully executed counterparts each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument.

15.    Amendment.

No modification of or amendment to this Agreement shall be effective unless in writing and signed by all parties to this Agreement.

16.    Governing Law.

This Agreement shall be governed by the laws of the State of California, excepting principles of conflicts of law.

17.    Entire Agreement.

This Agreement represents the entire agreement and understanding between and among the parties relating to the subject matter hereof and merges all prior and contemporaneous communications relating to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first written above.

Linear Technology Corp.

By:	/s/ Lothar Maier
Lothar Maier, Chief Executive Officer

Monolithic Power Systems, Inc.

By:	/s/ Michael Hsing
Michael Hsing, President and CEO

Timothy D. Cox

By:	/s/ Timothy D. Cox
Timothy D. Cox